News Release

Firsthand Technology Value Fund Announces IPO of Facebook; Estimated Gross Assets of $24.51 Per Share

San Jose, CA, May 21, 2012 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly-traded venture capital fund that invests in technology and cleantech companies, announced that Facebook completed its initial public offering and began trading on Friday.

The Fund currently holds 600,000 shares of Facebook common stock, which closed its first day of trading at a price of $38.23 per share. The Fund’s cost basis in Facebook stock is approximately $31.50 per share.

The Fund also announced today that its estimated gross assets* as of May 18, 2012 were approximately $210 million, or $24.51 per share. Current cash holdings total approximately $170.5 million, or approximately $19.93 per share.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly-traded venture capital fund that invests in technology and cleantech companies. The Fund currently has 8,556,480 shares outstanding. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

*Estimated gross assets as of May 18, 2012 represent total assets of $86,613,351 as of March 31, 2012 plus net proceeds of $127,739,700 from our recent follow-on offering of common stock plus the net change in unrealized appreciation/depreciation of publicly-traded securities since March 31, 2012. Estimated gross assets do not reflect liabilities for operating expenses; an updated net asset value will be released shortly after the end of the current fiscal quarter, which ends on June 30, 2012. Note that a 15% discount is applied to the closing prices of Facebook and Yelp, consistent with the Fund’s valuation policies for restricted securities, which results from the standard underwriters’ lock-ups that apply to the Fund’s shares of those companies until later this year. The discount will be reduced as the time remaining on the lock-up declines.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski
Firsthand Capital Management, Inc.
(408) 624-9526
vc@firsthandtvf.com